Exhibit (g)(5)

CUSTODIAN AGREEMENT

This Custodian Agreement is made as of November 14, 2011 (the “Agreement”) by and among MASSMUTUAL BARINGS CAYMAN GLOBAL DYNAMIC ASSET ALLOCATION FUND I, LTD., an exempted company organized under the laws of the Cayman Islands (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, MassMutual Premier Funds, a management investment company registered under the Investment Company Act of 1940 ( “1940 Act”), on behalf of its series, the MassMutual Barings Dynamic Allocation Fund (“Dynamic Allocation Fund”), has appointed the Bank to act as its custodian;

WHEREAS, the Fund is a wholly-owned subsidiary of Dynamic Allocation Fund;

WHEREAS, the Bank has at least the minimum qualifications required by Section 17(f)(1) of the 1940 Act;

WHEREAS, the Fund wishes to retain the Bank to act as custodian of its portfolio securities and other assets; and

WHEREAS, the Bank is willing to provide such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1. Bank Appointed Custodian. The Fund hereby appoints the Bank as custodian of its Portfolio Securities (as defined below) and cash delivered to the Bank as hereinafter described and the Bank agrees to act as such upon the terms and conditions hereinafter set forth. For the services rendered pursuant to this Agreement the Fund agrees to pay to the Bank fees as separately agreed in writing by the parties.

2. Definitions. Whenever used herein, the terms listed below will have the following meaning:

2.1. Authorized Person. Authorized Person will mean any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of the Fund by appropriate resolution of its Board, and set forth in a certificate as required by Section 4 hereof.

2.2. Board. Board will mean the Board of Directors of the Fund.

2.3. Security. The term security as used herein will have the same meaning assigned to such term in the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to, or option contract to purchase or sell any of the foregoing, and futures, forward contracts and options thereon.

2.4. Portfolio Security. Portfolio Security will mean any security owned by the Fund.

2.5. Director’s Certificate. Director’s Certificate will mean, unless otherwise indicated, any request, direction, instruction, or certification in writing signed by any two Authorized Persons of the Fund.

2.6. Book-Entry System. Book-Entry System shall mean the Federal Reserve- Treasury Department Book Entry System for United States government, instrumentality and agency securities operated by the Federal Reserve Bank, its successor or successors and its nominee or nominees.

2.7. Depository. Depository shall mean The Depository Trust Company (“DTC”), a clearing agency registered with the Securities and Exchange Commission under Section 1 7A of the Securities Exchange Act of 1934 (“Exchange Act”), its successor or successors and its nominee or nominees. The term “Depository” shall further mean and include any other person authorized to act as a depository under the 1940 Act, its successor or successors and its nominee or nominees.

2.8. Proper Instructions. Proper Instructions shall mean (i) instructions regarding the purchase or sale of Portfolio Securities, and payments and deliveries in connection therewith, given by an Authorized Person, such instructions to be given in such form and manner as the Bank and the Fund shall agree upon from time to time, and (ii) instructions (which may be continuing instructions) regarding other matters signed or initialed by an Authorized Person. Oral instructions will be considered Proper Instructions if the Bank reasonably believes them to have been given by an Authorized Person. The Fund shall cause all oral instructions to be promptly confirmed in writing. The Bank shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction and the sole obligation of the Bank with respect to any follow-up or confirming instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund’s expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the Bank to act, the Fund shall give the Bank specific Proper Instructions as to the action required. Proper Instructions may include communication effected directly between electro-mechanical or electronic devices provided that the Fund and the Bank agree in writing that such procedures afford adequate safeguards for the Fund’s assets.

2.9. Rule 17f-4 Terms. The terms “financial assets,” “security entitlements,” “securities intermediary,” “securities depository” and “intermediary custodian” as used in this Agreement shall have the same meaning as when such terms are used in Rule 17f-4 under the 1940 Act for purposes of Rule 17f-4.

3. Separate Accounts. The Bank will segregate the assets of the Fund into a separate account for the Fund containing the assets of the Fund (and all investment earnings thereon).

4. Certification as to Authorized Persons. The Fund will at all times maintain on file with the Bank its certification to the Bank, in such form as may be acceptable to the Bank, of (i) the names and signatures of the Authorized Persons and (ii) the names of the members of the Board, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Person as designated therein), a director of the Fund will sign a new or amended certification setting forth the change and the new, additional or omitted names or signatures. The Bank will be entitled to rely and act upon any Director’s Certificate given to it by the Fund which has been signed by Authorized Persons named in the most recent certification received by the Bank.

5. Custody of Cash. As custodian for the Fund, the Bank will open and maintain a separate account or accounts in the name of the Fund or in the name of the Bank, as Custodian of the Fund, and will deposit to the account of the Fund all of the cash of the Fund, except for cash held by a subcustodian appointed pursuant to Sections 14.2 or 14.3 hereof, including borrowed funds, delivered to the Bank, subject only to draft or order by the Bank acting pursuant to the terms of this Agreement. Pursuant to the Bank’s internal policies regarding the management of cash accounts, the Bank may segregate certain portions of the cash of the Fund into a separate savings deposit account upon which the Bank reserves the right to require seven (7) days notice prior to withdrawal of cash from such an account. Upon receipt by the Bank of Proper Instructions (which may be continuing instructions) or in the case of payments for redemptions and repurchases of outstanding shares of common stock of the Fund, notification from the Fund’s transfer agent as provided in Section 7, requesting such payment, designating the payee or the account or accounts to which the Bank will release funds for deposit, and stating that it is for a purpose permitted under the terms of this Section 5, specifying the applicable subsection, the Bank will make payments of cash held for the accounts of the Fund, insofar as funds are available for that purpose, only as permitted in subsections 5.1-5.9 below.

5.1. Purchase of Securities. Upon the purchase of securities for the Fund, against contemporaneous receipt of such securities by the Bank or against delivery of such securities to the Bank in accordance with generally accepted settlement practices and customs in the jurisdiction or market in which the transaction occurs registered in the name of the Fund or in the name of, or properly endorsed and in form for transfer to, the Bank, or a nominee of the Bank, or receipt for the account of the Bank pursuant to the provisions of Section 6 below, each such payment to be made at the purchase price shown on a broker’s confirmation (or transaction report in the case of Book Entry Paper (as that term is defined in Section 6.7 hereof)) of purchase of the securities received by the Bank before such payment is made, as confirmed in the Proper Instructions received by the Bank before such payment is made.

5.2. Redemptions. In such amount as may be necessary for the repurchase or redemption of shares of the Fund offered for repurchase or redemption in accordance with Section 7 of this Agreement.

5.3. Distributions and Expenses of Fund. For the payment on the account of the Fund of dividends or other distributions to shareholders as may from time to time be declared by the Board, interest, taxes, management or supervisory fees, distribution fees, fees of the Bank for its services hereunder and reimbursement of the expenses and liabilities of the Bank as provided hereunder, fees of any transfer agent, fees for legal, accounting, and auditing services, or other operating expenses of the Fund.

5.4. Payment in Respect of Securities. For payments in connection with the conversion, exchange or surrender of Portfolio Securities or securities subscribed to by the Fund held by or to be delivered to the Bank.

5.5. Repayment of Loans. To repay loans of money made to the Fund, but, in the case of final payment, only upon redelivery to the Bank of any Portfolio Securities pledged or hypothecated therefor and upon surrender of documents evidencing the loan;

5.6. Repayment of Cash. To repay the cash delivered to the Fund for the purpose of collateralizing the obligation to return to the Fund certificates borrowed from the Fund representing Portfolio Securities, but only upon redelivery to the Bank of such borrowed certificates.

5.7. Foreign Exchange Transactions.

(a) For payments in connection with foreign exchange contracts or options to purchase and sell foreign currencies for spot and future delivery (collectively, “Foreign Exchange Agreements”) which may be entered into by the Bank on behalf of the Fund upon the receipt of Proper Instructions, such Proper Instructions to specify the currency broker or banking institution (which may be the Bank, or any other subcustodian or agent hereunder, acting as principal) with which the contract or option is made, and the Bank shall have no duty with respect to the selection of such currency brokers or banking institutions with which the Fund deals or for their failure to comply with the terms of any contract or option.

(b) In order to secure any payments in connection with Foreign Exchange Agreements which may be entered into by the Bank pursuant to Proper Instructions, the Fund agrees that the Bank shall have a continuing lien and security interest, to the extent of any payment due under any Foreign Exchange Agreement, in and to any property at any time held by the Bank for the Fund’s benefit or in which the Fund has an interest and which is then in the Bank’s possession or control (or in the possession or control of any third party acting on the Bank’s behalf). The Fund authorizes the Bank, in the Bank’s sole discretion, at any time to charge any such payment due under any Foreign Exchange Agreement against any balance of account standing to the credit of the Fund on the Bank’s books.

5.8. Other Authorized Payments. For other authorized transactions of the Fund, or other obligations of the Fund incurred for proper Fund purposes; provided that before making any such payment the Bank will also receive Proper Instructions signed by an Authorized Person (other than the Person certifying such resolution) and certified by a Director naming the person or persons to whom such payment is to be made, and either describing the transaction for which payment is to be made and declaring it to be an authorized transaction of the Fund, or specifying the amount of the obligation for which payment is to be made, setting forth the purpose for which such obligation was incurred and declaring such purpose to be a proper corporate purpose.

5.9. Termination: Upon the termination of this Agreement as hereinafter set forth pursuant to Section 8 and Section 16 of this Agreement.

6. Securities.

6.1. Segregation and Registration. Except as otherwise provided herein, and except for securities to be delivered to any subcustodian appointed pursuant to Sections 14.2 or 14.3 hereof, the Bank as custodian will receive and hold pursuant to the provisions hereof, in a separate account or accounts and physically segregated at all times from those of other persons, any and all Portfolio Securities which may now or hereafter be delivered to it by or for the account of the Fund. All such Portfolio Securities will be held or disposed of by the Bank for, and subject at all times to, the instructions of the Fund pursuant to the terms of this Agreement. Subject to the specific provisions herein relating to Portfolio Securities that are not physically held by the Bank, the Bank will register all Portfolio Securities (unless otherwise directed by Proper Instructions or an Director’s Certificate), in the name of a registered nominee of the Bank as defined in the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder, and will execute and deliver all such certificates in connection therewith as may be required by such laws or regulations or under the laws of any state. The Bank will use its best efforts to the end that the specific Portfolio Securities held by it hereunder will be at all times identifiable.

The Fund will from time to time furnish to the Bank appropriate instruments to enable it to hold or deliver in proper form for transfer, or to register in the name of its registered nominee, any Portfolio Securities which may from time to time be registered in the name of the Fund.

6.2. Voting and Proxies. Neither the Bank nor any nominee of the Bank will vote any of the Portfolio Securities held hereunder, except in accordance with Proper Instructions or a Director’s Certificate. The Bank will execute and deliver, or cause to be executed and delivered, to the Fund all notices, proxies and proxy soliciting materials delivered to the Bank with respect to such Portfolio Securities, such proxies to be executed by the registered holder of such Portfolio Securities (if registered otherwise than in the name of the Fund), but without indicating the manner in which such proxies are to be voted.

6.3. Corporate Action. If at any time the Bank is notified that an issuer of any Portfolio Security has taken or intends to take a corporate action (a “Corporate Action”) that affects the rights, privileges, powers, preferences, qualifications or ownership of a Portfolio Security, including without limitation, liquidation, consolidation, merger, recapitalization, reorganization, reclassification, subdivision, combination, stock split or stock dividend, which Corporate Action requires an affirmative response or action on the part of the holder of such Portfolio Security (a “Response”), the Bank shall notify the Fund promptly of the Corporate Action, the Response required in connection with the Corporate Action and the Bank’s deadline for receipt from the Fund of Proper Instructions regarding the Response (the “Response Deadline”). The Bank shall forward to the Fund all notices, information statements or other materials relating to the Corporate Action promptly after receipt of such materials by the Bank.

(a) The Bank shall act upon a required Response only after receipt by the Bank of Proper Instructions from the Fund no later than 5:00 p.m. on the date specified as the Response Deadline and only if the Bank (or its agent or subcustodian hereunder) has actual possession of all necessary Securities, consents and other materials no later than 5:00 p.m. on the date specified as the Response Deadline.

(b) The Bank shall have no duty to act upon a required Response if Proper Instructions relating to such Response and all necessary Securities, consents and other materials are not received by and in the possession of the Bank no later than 5:00 p.m. on the date specified as the Response Deadline. Notwithstanding, the Bank may, in its sole discretion, use its best efforts to act upon a Response for which Proper Instructions and/or necessary Securities, consents or other materials are received by the Bank after 5:00 p.m. on the date specified as the Response Deadline, it being acknowledged and agreed by the parties that any undertaking by the Bank to use its best efforts in such circumstances shall in no way create any duty upon the Bank to complete such Response prior to its expiration.

(c) In the event that the Fund notifies the Bank of a Corporate Action requiring a Response and the Bank has received no other notice of such Corporate Action, the Response Deadline shall be 48 hours prior to the Response expiration time set by the depository processing such Corporate Action.

(d) Section 14.3(e) of this Agreement shall govern any Corporate Action involving Foreign Portfolio Securities (as defined below) held by an Eligible Foreign Custodian (as defined below).

6.4. Class Action Services. The Bank shall provide services with regard to class actions subject to the terms set forth in Appendix B to this Agreement.

6.5. Book-Entry System. The Bank may deposit and/or maintain Portfolio Securities in a Book-Entry System in compliance with Rule 17f-4 under the 1940 Act.

(a) The Bank may keep Portfolio Securities in the Book-Entry System provided that such Portfolio Securities are represented in an account (“Account”) of the Bank (or its agent) in such System which shall not include any assets of the Bank (or such agent) other than assets held as a fiduciary, custodian, or otherwise for customers;

(b) The records of the Bank (and any such agent) with respect to the Fund’s participation in the Book-Entry System through the Bank (or any such agent) will identify by book entry the Portfolio Securities which are included with other securities deposited in the Account and shall at all times during the regular business hours of the Bank (or such agent) be open for inspection by duly authorized officers, employees or agents of the Fund. Where securities are transferred to the Fund’s account, the Bank shall also, by book entry or otherwise, identify as belonging to the Fund a quantity of securities in a fungible bulk of securities (i) registered in the name of the Bank or its nominee, or (ii) shown on the Bank’s account on the books of the Federal Reserve Bank;

(c) The Bank (or its agent) shall pay for securities purchased for the account of the Fund or shall pay cash collateral against the return of Portfolio Securities loaned by the Fund upon (i) receipt of advice from the Book-Entry System that such Securities have been transferred to the Account, and (ii) the making of an entry on the records of the Bank (or its agent) to reflect such payment and transfer for the account of the Fund. The Bank (or its agent) shall transfer securities sold or loaned for the account of the Fund upon

(i) receipt of advice from the Book-Entry System that payment for securities sold or payment of the initial cash collateral against the delivery of securities loaned by the Fund has been transferred to the Account; and

(ii) the making of an entry on the records of the Bank (or its agent) to reflect such transfer and payment for the account of the Fund. Copies of all advices from the Book-Entry System of transfers of securities for the account of the Fund shall identify the Fund, be maintained for the Fund by the Bank and shall be provided to the Fund at its request. The Bank shall send the Fund a confirmation of any transfers to or from the account of the Fund;

(d) The Bank will promptly provide the Fund with any report obtained by the Bank or its agent on the Book-Entry System’s accounting system, internal accounting control and procedures for safeguarding securities deposited in the Book-Entry System;

6.6. Use of a Depository. The Bank may deposit and/or maintain Portfolio Securities in a Depository in compliance with Rule 17f-4 under the 1940 Act.

(a) The Bank may use a Depository to hold, receive, exchange, release, lend, deliver and otherwise deal with Portfolio Securities including stock dividends, rights and other items of like nature, and to receive and remit to the Bank on behalf of the Fund all income and other payments thereon and to take all steps necessary and proper in connection with the collection thereof

(b) Registration of Portfolio Securities may be made in the name of any nominee or nominees used by such Depository;

(c) Payment for securities purchased and sold may be made through the clearing medium employed by such Depository for transactions of participants acting through it. Upon any purchase of Portfolio Securities, payment will be made only upon delivery of the securities to or for the account of the Fund and the Fund shall pay cash collateral against the return of Portfolio Securities loaned by the Fund only upon delivery of the Securities to or for the account of the Fund; and upon any sale of Portfolio Securities, delivery of the Securities will be made only against payment therefor or, in the event Portfolio Securities are loaned, delivery of Securities will be made only against receipt of the initial cash collateral to or for the account of the Fund; and

(d) The Bank shall use its best efforts to provide that:

(i) The Depository obtains replacement of any certificated Portfolio Security deposited with it in the event such Security is lost, destroyed, wrongfully taken or otherwise not available to be returned to the Bank upon its request;

(ii) Proxy materials received by a Depository with respect to Portfolio Securities deposited with such Depository are forwarded immediately to the Bank for prompt transmittal to the Fund;

(iii) Such Depository promptly forwards to the Bank confirmation of any purchase or sale of Portfolio Securities and of the appropriate book entry made by such Depository to the Fund’s account;

(iv) Such Depository prepares and delivers to the Bank such records with respect to the performance of the Bank’s obligations and duties hereunder as may be necessary for the Fund to comply with the recordkeeping requirements of Section 31(a) of the 1940 Act and the rules thereunder; and

(v) Such Depository delivers to the Bank all internal accounting control reports, whether or not audited by an independent public accountant, as well as such other reports as the Fund may reasonably request in order to verify the Portfolio Securities held by such Depository.

6.7. Use of Book-Entry System for Commercial Paper. Provided (i) the Bank has received a certified copy of a resolution of the Board specifically approving participation in a system maintained by the Bank for the holding of commercial paper in book-entry form (“Book-Entry Paper”) and (ii) for each year following such approval the Board has reviewed and approved the arrangements, upon receipt of Proper Instructions and upon receipt of confirmation from an Issuer (as defined below) that the Fund has purchased such Issuer’s Book-Entry Paper, the Bank shall issue and hold in book-entry form, on behalf of the Fund, commercial paper issued by issuers with whom the Bank has entered into a book-entry agreement (the “Issuers”). In maintaining procedures for Book- Entry Paper, the Bank agrees that:

(a) The Bank will maintain all Book-Entry Paper held by the Fund in an account of the Bank that includes only assets held by it for customers;

(b) The records of the Bank with respect to the Fund’s purchase of Book-Entry Paper through the Bank will identify, by book-entry, commercial paper belonging to the Fund which is included in the Book-Entry System and shall at all times during the regular business hours of the Bank be open for inspection by duly authorized officers, employees or agents of the Fund;

(c) The Bank shall pay for Book-Entry Paper purchased for the account of the Fund upon contemporaneous (i) receipt of advice from the Issuer that such sale of Book-Entry Paper has been effected, and (ii) the making of an entry on the records of the Bank to reflect such payment and transfer for the account of the Fund;

(d) The Bank shall cancel such Book-Entry Paper obligation upon the maturity thereof upon contemporaneous (i) receipt of advice that payment for such Book-Entry Paper has been transferred to the Fund, and (ii) the making of an entry on the records of the Bank to reflect such payment for the account of the Fund;

(e) The Bank shall transmit to the Fund a transaction journal confirming each transaction for the account of the Fund on the business day following the transaction; and

(f) The Bank will send to the Fund such reports on its system of internal accounting control with respect to the Book-Entry Paper as the Fund may reasonably request from time to time.

6.8. Use of Immobilization Programs. Provided (i) the Bank has received a certified copy of a resolution of the Board specifically approving the maintenance of Portfolio Securities in an immobilization program operated by a bank which meets the requirements of Section 26(a)(1) of the 1940 Act, and (ii) for each year following such approval the Board has reviewed and approved the arrangement and has not delivered an Officers’ Certificate to the Bank indicating that the Board has withdrawn its approval, the Bank shall enter into such immobilization program with such bank acting as a subcustodian hereunder.

6.9. Eurodollar CDs. Any Portfolio Securities which are Eurodollar CDs may be physically held by the European branch of the U.S. banking institution that is the issuer of such Eurodollar CD (a “European Branch”), provided that such Portfolio Securities are identified on the books of the Bank as belonging to the Fund and that the books of the Bank identify the European Branch holding such Portfolio Securities. Notwithstanding any other provision of this Agreement to the contrary, except as stated in the first sentence of this subsection 6.9, the Bank shall be under no other duty with respect to such Eurodollar CDs belonging to the Fund.

6.10. Options and Futures Transactions.

(a) Puts and Calls Traded on Securities Exchanges, NASDAQ or Over-the-Counter.

(i) The Bank shall take action as to put options (“puts”) and call options (“calls”) purchased or sold (written) by the Fund regarding escrow or other arrangements (i) in accordance with the provisions of any agreement entered into upon receipt of Proper Instructions among the Bank, any broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”), and, if necessary, the Fund, relating to the compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations.

(ii) Unless another agreement requires it to do so, the Bank shall be under no duty or obligation to see that the Fund has deposited or is maintaining adequate margin, if required, with any broker in connection with any option, nor shall the Bank be under duty or obligation to present such option to the broker for exercise unless it receives Proper Instructions from the Fund. The Bank shall have no responsibility for the legality of any put or call purchased or sold on behalf of the Fund, the propriety of any such purchase or sale, or the adequacy of any collateral delivered to a broker in connection with an option or deposited to or withdrawn from a Segregated Account (as described in subsection 6.11 below). The Bank specifically, but not by way of limitation, shall not be under any duty or obligation to: (i) periodically check or notify the Fund that the amount of such collateral held by a broker or held in a Segregated Account is sufficient to protect such broker or the Fund against any loss; (ii) effect the return of any collateral delivered to a broker; or (iii) advise the Fund that any option it holds, has or is about to expire. Such duties or obligations shall be the sole responsibility of the Fund.

(b) Puts, Calls and Futures Traded on Commodities Exchanges.

(i) The Bank shall take action as to puts, calls and futures contracts (“Futures”) purchased or sold by the Fund in accordance with the provisions of any agreement entered into upon the receipt of Proper Instructions among the Fund, the Bank and a Futures Commission

Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund.

(ii) The responsibilities of the Bank as to Futures, puts and calls traded on commodities exchanges, any Futures Commission Merchant account and the Segregated Account shall be limited as set forth in subparagraph (a)(ii) of this Section 6.10 as if such subparagraph referred to Futures Commission Merchants rather than brokers, and Futures and puts and calls thereon instead of options.

6.11. Segregated Account. The Bank shall upon receipt of Proper Instructions establish and maintain a Segregated Account or Accounts for and on behalf of the Fund.

(a) Cash and/or Portfolio Securities may be transferred into a Segregated Account upon receipt of Proper Instructions in the following circumstances:

(i) in accordance with the provisions of any agreement among the Fund, the Bank and a broker-dealer registered under the Exchange Act and a member of FINRA or any Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange or the Commodity Futures Trading Commission or any registered Contract Market, or of any similar organizations regarding escrow or other arrangements in connection with transactions by the Fund;

(ii) for the purpose of segregating cash or securities in connection with options purchased or written by the Fund or commodity futures purchased or written by the Fund;

(iii) for the deposit of liquid assets, such as cash, U.S. Government securities or other high grade debt obligations, having a market value (marked to market on a daily basis) at all times equal to not less than the aggregate purchase price due on the settlement dates of all the Fund’s then outstanding forward commitment or “when-issued” agreements relating to the purchase of Portfolio Securities and all the Fund’s then outstanding commitments under reverse repurchase agreements entered into with broker-dealer firms;

(iv) for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of Segregated Accounts by registered investment companies;

(v) for other proper corporate purposes, but only, in the case of this clause (v), upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board, or of an executive committee of the Board, if any, signed by a Director of the Fund, setting forth the purpose or purposes of such Segregated Account and declaring such purposes to be proper corporate purposes.

(b) Cash and or Portfolio Securities may be withdrawn from a Segregated Account pursuant to Proper Instructions in the following circumstances:

(i) with respect to assets deposited in accordance with the provisions of any agreements referenced in (a)(i) or (a)(ii) above, in accordance with the provisions of such agreements;

(ii) with respect to assets deposited pursuant to (a)(iii) or (a)(iv) above, for sale or delivery to meet the Fund’s obligations under outstanding forward commitment or when-issued agreements for the purchase of Portfolio Securities and under reverse repurchase agreements;

(iii) for exchange for other liquid assets of equal or greater value deposited in the Segregated Account;

(iv) to the extent that the Fund’s outstanding forward commitment or when-issued agreements for the purchase of Portfolio Securities or reverse repurchase agreements are sold to other parties or the Fund’s obligations thereunder are met from assets of the Fund other than those in the Segregated Account;

(v) for delivery upon settlement of a forward commitment or when-issued agreement for the sale of Portfolio Securities; or

(vi) with respect to assets deposited pursuant to (a)(v) above, in accordance with the purposes of such account as set forth in Proper Instructions.

6.12. Interest Bearing Call or Time Deposits. The Bank shall, upon receipt of Proper Instructions relating to the purchase by the Fund of interest-bearing fixed-term and call deposits, transfer cash, by wire or otherwise, in such amounts and to such bank or banks as shall be indicated in such Proper Instructions. The Bank shall include in its records with respect to the assets of the Fund appropriate notation as to the amount of each such deposit, the banking institution with which such deposit is made (the “Deposit Bank”), and shall retain such forms of advice or receipt evidencing the deposit, if any, as may be forwarded to the Bank by the Deposit Bank. Such deposits shall be deemed Portfolio Securities of the Fund and the responsibility of the Bank therefor shall be the same as and no greater than the Bank’s responsibility in respect of other Portfolio Securities of the Fund.

6.13. Transfer of Securities. The Bank will transfer, exchange, deliver or release Portfolio Securities held by it hereunder, insofar as such Securities are available for such purpose, provided that the Bank will allow any transfer, exchange, delivery or release under this Section only upon receipt of Proper Instructions. The Proper Instructions shall state that such transfer, exchange or delivery is for a purpose permitted under the terms of this Section 6.13, and shall specify the applicable subsection, or describe the purpose of the transaction with sufficient particularity to permit the Bank to ascertain the applicable subsection. After receipt of such Proper Instructions, the Bank will transfer, exchange, deliver or release Portfolio Securities only in the following circumstances:

(a) Upon sales of Portfolio Securities for the account of the Fund, against contemporaneous receipt by the Bank of payment therefor in full, or against payment to the Bank in accordance with generally accepted settlement practices and customs in the jurisdiction or market in which the transaction occurs, each such payment to be in the amount of the sale price shown in a broker’s confirmation of sale received by the Bank before such payment is made, as confirmed in the Proper Instructions received by the Bank before such payment is made;

(b) In exchange for or upon conversion into other securities alone or other securities and cash pursuant to any plan of merger, consolidation, reorganization, share split-up, change in par value, recapitalization or readjustment or otherwise, upon exercise of subscription, purchase or sale or other similar rights represented by such Portfolio Securities, or for the purpose of tendering shares in the event of a tender offer therefor, provided, however, that in the event of an offer of exchange, tender offer, or other exercise of rights requiring the physical tender or delivery of Portfolio Securities, the Bank shall have no liability for failure to so tender in a timely manner unless such Proper Instructions are received by the Bank at least two business days prior to the date required for tender, and unless the Bank (or its agent or subcustodian hereunder) has actual possession of such Security at least two business days prior to the date of tender;

(c) Upon conversion of Portfolio Securities pursuant to their terms into other securities;

(d) For the purpose of redeeming in-kind shares of the Fund upon authorization from the Fund;

(e) In the case of option contracts owned by the Fund, for presentation to the endorsing broker;

(f) When such Portfolio Securities are called, redeemed or retired or otherwise become payable;

(g) For the purpose of effectuating the pledge of Portfolio Securities held by the Bank in order to collateralize loans made to the Fund by any bank, including the Bank; provided, however, that such Portfolio Securities will be released only upon payment to the Bank for the account of the Fund of the moneys borrowed, provided further, however, that in cases where additional collateral is required to secure a borrowing already made, and such fact is made to appear in the Proper Instructions, Portfolio Securities may be released for that purpose without any such payment. In the event that any pledged Portfolio Securities are held by the Bank, they will be so held for the account of the lender, and after notice to the Fund from the lender in accordance with the normal procedures of the lender and any loan agreement between the fund and the lender that an event of deficiency or default on the loan has occurred, the Bank may deliver such pledged Portfolio Securities to or for the account of the lender;

(h) For the purpose of releasing certificates representing Portfolio Securities, against contemporaneous receipt by the Bank of the fair market value of such security, as set forth in the Proper Instructions received by the Bank before such payment is made;

(i) For the purpose of delivering securities lent by the Fund to a bank or broker dealer, but only against receipt in accordance with street delivery custom except as otherwise provided herein, of adequate collateral as agreed upon from time to time by the Fund and the Bank, and upon receipt of payment in connection with any repurchase agreement relating to such securities entered into by the Fund;

(j) For other authorized transactions of the Fund or for other proper corporate purposes; provided that before making such transfer, the Bank will also receive a certified copy of resolutions of the Board, signed by a Director of the Fund, specifying the Portfolio Securities to be delivered, setting forth the transaction in or purpose for which such delivery is to be made, declaring such transaction to be an authorized transaction of the Fund or such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such securities shall be made; and

(k) Upon termination of this Agreement as hereinafter set forth pursuant to Section 8 and Section 16 of this Agreement.

As to any deliveries made by the Bank pursuant to this Section 6.13, securities or cash receivable in exchange therefor shall be delivered to the Bank.

6.14. Repurchase Agreement Transactions. The Fund may appoint one or more banks identified on Exhibit C, as amended from time to time, to serve as co-custodians for the Fund (each, a “Repo Custodian”) for the limited purpose of the Fund engaging in tri-party repurchase agreement transactions. Upon receipt of Proper Instructions, the Bank shall deliver cash and/or other assets of the Fund to any account or accounts maintained for the Fund by a Repo Custodian, which delivery may be made without contemporaneous receipt by the Bank of cash or other assets in exchange therefor. Upon such delivery of cash or other assets in accordance with such Proper Instructions, the Bank shall have no further responsibility or obligation to the Fund as a custodian of the Fund with respect to the cash or assets so delivered, except to keep records regarding the delivery of such cash or assets to such Repo Custodian. In preparing reports of monies received or paid out of the Fund or of assets comprising the Fund, the Bank shall be entitled to rely upon information received from time to time from the Repo Custodian and shall not be responsible for the accuracy or completeness of such information included in the Bank’s reports until such assets are received by the Bank.

7. Redemptions. In the case of payment of assets of the Fund held by the Bank in connection with redemptions and repurchases by the Fund of outstanding common shares, the Bank will rely on notification by the Fund’s transfer agent of receipt of a request for redemption and certificates, if issued, in proper form for redemption before such payment is made. Payment shall be made in accordance with Proper Instructions.

8. Merger, Dissolution, etc. of Fund. In the case of the following transactions, not in the ordinary course of business, namely, the merger of the Fund into or the consolidation of the Fund with another entity, the sale by the Fund of all, or substantially all, of its assets to another entity, or the liquidation or dissolution of the Fund and distribution of its assets, the Bank will deliver the Portfolio Securities held by it under this Agreement and disburse cash only upon the order of the Fund set forth in a Director’s Certificate, accompanied by a certified copy of a resolution of the Board authorizing any of the foregoing transactions. Upon completion of such delivery and disbursement and the payment of the fees, disbursements and expenses of the Bank, this Agreement will terminate and the Bank shall be released from any and all obligations hereunder.

9. Actions of Bank Without Prior Authorization. Notwithstanding anything herein to the contrary, unless and until the Bank receives a Director’s Certificate to the contrary, the Bank will take the following actions without prior authorization or instruction of the Fund or the transfer agent:

9.1. Endorse for collection and collect on behalf of and in the name of the Fund all checks, drafts, or other negotiable or transferable instruments or other orders for the payment of money received by it for the account of the Fund and hold for the account of the Fund all income, dividends, interest and other payments or distributions of cash with respect to the Portfolio Securities held thereunder;

9.2. Present for payment all coupons and other income items held by it for the account of the Fund which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Fund;

9.3. Receive and hold for the account of the Fund all securities received as a distribution on Portfolio Securities as a result of a stock dividend, share split-up, reorganization, recapitalization, merger, consolidation, readjustment, distribution of rights and similar securities issued with respect to any Portfolio Securities held by it hereunder.

9.4. Execute as agent on behalf of the Fund all necessary ownership and other certificates and affidavits required by applicable law (including the Internal Revenue Code and other tax laws, as applicable), now or hereafter in effect, inserting the Fund’s name on such certificates as the owner of the securities covered thereby, to the extent it may lawfully do so and as may be required to obtain payment in respect thereof. The Bank will execute and deliver such certificates in connection with Portfolio Securities delivered to it or by it under this Agreement as may be required under the provisions of the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder, or under the laws of any State;

9.5. Present for payment all Portfolio Securities which are called, redeemed, retired or otherwise become payable, and hold cash received by it upon payment for the account of the Fund; and

9.6. Exchange interim receipts or temporary securities for definitive securities.

10. Collections and Defaults. The Bank will use reasonable efforts to collect any funds which may to its knowledge become collectible arising from Portfolio Securities, including dividends, interest and other income, and to transmit to the Fund notice actually received by it of any call for redemption, offer of exchange, right of subscription, reorganization or other proceedings affecting such Securities. If Portfolio Securities upon which such income is payable are in default or payment is refused after due demand or presentation, the Bank will notify the Fund in writing of any default or refusal to pay within two business days from the day on which it receives knowledge of such default or refusal. In addition, the Bank will send the Fund a written report once each month showing any income on any Portfolio Security held by it which is more than ten days overdue on the date of such report and which has not been previously been reported.

11. Maintenance of Records and Accounting Services. The Bank will maintain records with respect to transactions for which the Bank is responsible pursuant to the terms and conditions of this Agreement, and in compliance with the applicable rules and regulations under the 1940 Act and will furnish to the Fund daily transmissions related to the records of the Fund. The books and records of the Bank pertaining to its actions under this Agreement and reports by the Bank or its independent accountants concerning its accounting system, procedures for safeguarding securities and internal accounting controls will be open to inspection and audit at reasonable times by officers of or auditors employed by the Fund and will be preserved by the Bank in the manner and in accordance with the applicable rules and regulations under the 1940 Act. In addition, the Bank shall provide promptly upon request by the Fund such reports as are available regarding its internal accounting controls and financial strength, as provided by Rule 17f-4 under the 1940 Act.

The Bank shall perform fund accounting and shall keep the books of account and render statements or copies from time to time as reasonably requested by the Treasurer or any executive officer of the Fund.

The Bank shall assist generally in the preparation of reports to shareholders and others, audits of accounts, and other ministerial matters of like nature.

12. Fund Evaluation

12.1. Fund Evaluation. The Bank shall compute and, unless otherwise directed by the Board, determine as of the close of regular trading on the New York Stock Exchange on each day on which said Exchange is open for unrestricted trading and as of such other days, or hours, if any, as may be authorized by the Board, the net asset value of a share of capital stock of the

Fund, such determination to be made in accordance with the provisions of the organizational documents of the Fund and the registration statement of the Dynamic Allocation Fund filed with the SEC pursuant to the Securities Act and 1940 Act, each as may be amended from time to time, and any applicable resolutions of the Board at the time in force and applicable; and promptly to notify the Fund, the proper exchange or such other persons as the Fund may request of the results of such computation and determination. In computing the net asset value hereunder, the Bank may rely in good faith upon information furnished to it by any Authorized Person in respect of (i) the manner of accrual of the liabilities of the Fund and in respect of liabilities of the Fund not appearing on its books of account kept by the Bank, (ii) reserves, if any authorized by the Board or that no such reserves have been authorized, (iii) the source of the quotations to be used in computing the net asset value, (iv) the value to be assigned to any security for which no price quotations are available, and (v) the method of computation of the public offering price on the basis of the net asset value of the shares, and the Bank shall not be responsible for any loss occasioned by such reliance or for any good faith reliance on any quotations received from a source pursuant to (iii) above.

13. Contractual Settlement Services (Purchase / Sales).

13.1 The Bank shall, in accordance with the terms set out in this section, debit or credit the appropriate cash account of the Fund in connection with (i) the purchase of securities for the Fund, and (ii) proceeds of the sale of securities held on behalf of the Fund, on a contractual settlement basis.

13.2 The services described above (the “Contractual Settlement Services”) shall be provided for such instruments and in such markets as the Bank may advise from time to time. The Bank may terminate or suspend any part of the provision of the Contractual Settlement Services under this Agreement at its sole discretion immediately upon notice to the applicable Fund on behalf of the Fund, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

13.3 The consideration payable in connection with a purchase transaction shall be debited from the appropriate cash account of the Fund as of the time and date that monies would ordinarily be required to settle such transaction in the applicable market. The Bank shall promptly recredit such amount at the time that the Fund notifies the Bank by Proper Instruction that such transaction has been canceled.

13.4 With respect to the settlement of a sale of securities, a provisional credit of an amount equal to the net sale price for the transaction (the “Settlement Amount”) shall be made to the account of the Fund as if the Settlement Amount had been received as of the close of business on the date that monies would ordinarily be available in good funds in the applicable market. Such provisional credit will be made conditional upon the Bank having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Bank or its agents having possession of the asset(s) (which shall exclude assets subject to any third party lending arrangement entered into by the Fund) associated with the transaction in good deliverable form and not being aware of any facts which would lead them to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

13.5. Simultaneously with the making of such provisional credit, the Fund agrees that the Bank shall have, and hereby grants to the Bank, a security interest in any property at any time held for the account of the Fund to the full extent of the credited amount, and the Fund hereby pledges, assigns and grants to the Bank a continuing security interest and a lien on any and all such property under the Custodian’s possession, in accordance with the terms of this Agreement. In the event that the Fund fails to promptly repay any provisional credit, the Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of The Commonwealth of Massachusetts.

13.6 The Bank shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Bank believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where the Bank has not been provided Proper Instructions with respect thereto, as applicable, and the Fund shall be responsible for any costs or liabilities resulting from such reversal. Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Fund to the Bank and may be debited from any cash account held for benefit of the Fund.

13.7 In the event that the Bank is unable to debit an account of the Fund, and the Fund fails to pay any amount due to the Bank at the time such amount becomes payable in accordance with this Agreement, (i) the Bank may charge the Fund for costs and expenses associated with providing the provisional credit, including without limitation the cost of funds associated therewith, (ii) the amount of any accrued dividends, interest and other distributions with respect to assets associated with such transaction may be set off against the credited amount, (iii) the provisional credit and any such costs and expenses shall be considered an advance of cash for purposes of the Agreement and (iv) the Bank shall have the right to setoff against any property and to sell, exchange, convey, transfer or otherwise dispose of any property at any time held for the account of the Fund to the full extent necessary for the Bank to make itself whole.

14. Duties of the Bank.

14.1. Performance of Duties and Standard of Care. The Bank shall exercise reasonable care in accordance with reasonable commercial standards in performing its duties under this Agreement, including when placing and maintaining financial assets corresponding to the Fund’s security entitlements with a securities depository or an intermediary custodian. In performing its duties hereunder and any other duties listed on any Schedule hereto, if any, the Bank will be entitled to receive and act upon the advice of independent counsel of its own selection, which may be counsel for the Fund, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Agreement in good faith in conformity with such advice.

The Bank will be under no duty or obligation to inquire into and will not be liable for:

(a) the validity of the issue of any Portfolio Securities purchased by or for the Fund, the legality of the purchases thereof or the propriety of the price incurred therefor;

(b) the legality of any sale of any Portfolio Securities by or for the Fund or the propriety of the amount for which the same are sold;

(c) the legality of an issue or sale of any shares of the Fund or the sufficiency of the amount to be received therefor;

(d) the legality of the repurchase of any shares of the Fund or the propriety of the amount to be paid therefor;

(e) the legality of the declaration of any dividend by the Fund or the legality of the distribution of any Portfolio Securities as payment in kind of such dividend; and

(f) any property or moneys of the Fund unless and until received by it, and any such property or moneys delivered or paid by it pursuant to the terms hereof.

Moreover, the Bank will not be under any duty or obligation to ascertain whether any Portfolio Securities at any time delivered to or held by it for the account of the Fund are such as may properly be held by the Fund under the provisions of its organizational documents, as they may be amended from time to time, or any federal or state statutes or any rule or regulation of any governmental agency.

14.2. Agents and Subcustodians with Respect to Property of the Fund Held in the United States. The Bank may employ agents of its own selection in the performance of its duties hereunder and shall be responsible for the acts and omissions of such agents as if performed by the Bank hereunder. Without limiting the foregoing, certain duties of the Bank hereunder may be performed by one or more affiliates of the Bank.

Upon receipt of Proper Instructions, the Bank may employ subcustodians of its own selection in the performance of its duties hereunder, provided that any such subcustodian meets at least the minimum qualifications required by Section 17(f)(1) of the 1940 Act to act as a custodian of the Fund’s assets with respect to property of the Fund held in the United States. The Bank shall have no more or less responsibility to the Fund on account of any actions or omissions of any subcustodian so employed than any such subcustodian has to the Bank, and the Bank shall indemnify the Fund for any loss to the Fund resulting from the acts or omissions of any subcustodian to the extent that the Bank is so indemnified by the subcustodian. Pursuant to Rule 17f-4(a)(3) under the 1940 Act, the Bank shall require any subcustodian so employed to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain financial assets corresponding to the security entitlements of its entitlement holders (as defined in U.C.C. § 8-102(a)(7) (2004)). The Fund shall pay all fees and expenses of any subcustodian.

14.3. Duties of the Bank with Respect to Property of the Fund Held Outside of the United States.

(a) Appointment of Foreign Custody Manager.

(i) If the Fund has appointed the Bank Foreign Custody Manager (as that term is defined in Rule 17f-5 under the 1940 Act), the Bank’s duties and obligations with respect to the Fund’s Portfolio Securities and other assets maintained outside the United States (the “Foreign Portfolio Securities”) shall be, to the extent not set forth herein, as set forth in the Delegation Agreement between the Fund and the Bank (the “Delegation Agreement”).

(ii) If the Fund has appointed any person or entity Foreign Custody Manager other than the Bank, the Bank shall act only upon Proper Instructions from the Fund with regard to any of the Fund’s Portfolio Securities or other assets held or to be held outside of the United States, and the Bank shall be without liability for any Claim (as that term is defined in Section 15 hereof) arising out of maintenance of the Fund’s Portfolio Securities or other assets outside of the United States. The Fund also agrees that it shall enter into a written agreement with such Foreign Custody Manager that shall obligate such Foreign Custody Manager to provide to the Bank in a timely manner all information required by the Bank in order to complete its obligations hereunder. The Bank shall not be liable for any Claim arising out of the failure of such Foreign Custody Manager to provide such information to the Bank.

(b) Segregation of Securities. The Bank shall identify on its books as belonging to the Fund the Foreign Portfolio Securities held by each foreign sub- custodian (each an “Eligible Foreign Custodian”) selected by the Foreign Custody Manager, subject to receipt by the Bank of the necessary information from such Eligible Foreign Custodian if the Foreign Custody Manager is not the Bank.

(c) Access of Independent Accountants of the Fund. If the Bank is the Fund’s Foreign Custody Manager, upon request of the Fund, the Bank will use its best efforts to arrange for the independent accountants of the Fund to be afforded access to the books and records of any foreign banking institution employed as an Eligible Foreign Custodian insofar as such books and records relate to the performance of such foreign banking institution with regard to the Fund’s Portfolio Securities and other assets.

(d) Reports by Bank. If the Bank is the Fund’s Foreign Custody Manager, the Bank will supply to the Fund the reports required under the Delegation Agreement.

(e) Transactions in Foreign Custody Account. Transactions with respect to the assets of the Fund held by an Eligible Foreign Custodian shall be effected pursuant to Proper Instructions from the Fund to the Bank and shall be effected in accordance with the applicable agreement between the Foreign Custody Manager and such Eligible Foreign Custodian. If at any time any Foreign Portfolio Securities shall be registered in the name of the nominee of the Eligible Foreign Custodian, the Fund agrees to hold any such nominee harmless from any liability by reason of the registration of such securities in the name of such nominee.

Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Foreign Portfolio Securities received for the account of the Fund and delivery of Foreign Portfolio Securities maintained for the account of the Fund may be effected in accordance with the customary established securities trading or securities processing practices and procedures with respect to the assets of registered investment companies in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer.

In connection with any action to be taken with respect to the Foreign Portfolio Securities held hereunder, including, without limitation, the exercise of any voting rights, subscription rights, redemption rights, exchange rights, conversion rights or tender rights, or any other action in connection with any other right, interest or privilege with respect to such Foreign Portfolio Securities (collectively, the “Rights”), the Bank shall promptly transmit to the Fund such information in connection therewith as is made available to the Bank by the Eligible Foreign Custodian, and shall promptly forward to the applicable Eligible Foreign Custodian any instructions, forms or certifications with respect to such Rights, and any instructions relating to the actions to be taken in connection therewith, as the Bank shall receive from the Fund pursuant to Proper Instructions. Notwithstanding the foregoing, the Bank shall have no further duty or obligation with respect to such Rights, including, without limitation, the determination of whether the Fund is entitled to participate in such Rights under applicable U.S. and foreign laws, or the determination of whether any action proposed to be taken with respect to such Rights by the Fund or by the applicable Eligible Foreign Custodian will comply with all applicable terms and conditions of any such Rights or any applicable laws or regulations, or market practices within the market in which such action is to be taken or omitted.

(f) Tax Law. Except to the extent caused by the Bank’s acts or failure to act, in contravention of its obligations under this Agreement, the Bank shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund or the Bank as custodian of the Fund by the tax laws of any jurisdiction, and it shall be the responsibility of the Fund to notify the Bank of the obligations imposed on the Fund or the Bank as the custodian of the Fund by the tax law of any non-U.S. jurisdiction, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Bank with regard to such tax law shall be to use reasonable efforts to assist the Fund with respect to any claim for exemption or refund under the tax law of jurisdictions for which the Fund has provided such information. In addition, the Bank shall have no responsibility to perform passive foreign investment company reporting under U.S. tax law. The Company shall be responsible for complying with all laws, rules and regulations applicable to it in the Cayman Islands and elsewhere and any filings required to be made with respect to the Company with regulatory authorities in the Cayman Islands or any other jurisdiction are solely the responsibility of the Company.

(g) Liability of Bank. The Bank shall be liable for the acts or omissions of an Eligible Foreign Custodian to the same extent as set forth with respect to sub-custodians generally in this Agreement and, regardless of whether assets are maintained in the custody of an Eligible Foreign Custodian or a foreign securities depository, the Bank shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Eligible Foreign Custodian or foreign securities depository has otherwise acted with reasonable care. The Bank shall be without liability to the Fund for any loss, liability, claim or expense resulting from or caused by anything that is part of Country Risk (as defined in the Delegation Agreement), including without limitation nationalization, expropriation, currency restrictions, insolvency of a Foreign Sub-custodian, acts of war, revolution, riots or terrorism.

14.4. Insurance. The Bank need not maintain any special insurance for the benefit of the Fund. The Bank shall at all times maintain insurance coverages adequate for the nature of its operations, and shall provide Fund a memorandum of insurance summarizing its insurance coverages, upon request. The Bank shall notify Fund if there are any material changes to its insurance policies.

14.5. Fees and Expenses of the Bank. The Fund will pay or reimburse the Bank from time to time for any transfer taxes payable upon transfer of Portfolio Securities made hereunder, and for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided above. For the services rendered by the Bank hereunder, the Fund will pay to the Bank such compensation or fees at such rate and at such times as shall be agreed upon in writing by the parties from time to time. The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement.

14.6. Advances by the Bank. The Bank may, in its sole discretion, advance funds on behalf of the Fund to make any payment permitted by this Agreement upon receipt of any proper authorization required by this Agreement for such payments by the Fund. Should such a payment or payments, with advanced funds, result in an overdraft (due to insufficiencies of the Fund’s account with the Bank, or for any other reason) this Agreement deems any such overdraft or related indebtedness a loan made by the Bank to the Fund payable on demand. Such overdraft shall bear interest at the current rate charged by the Bank for such loans unless the Fund shall provide the Bank with agreed upon compensating balances. The Fund agrees that the Bank shall have a continuing lien and security interest to the extent of any overdraft or indebtedness or to the extent required by law, whichever is greater, in and to any property at any time held by it for the Fund’s benefit or in which the Fund has an interest and which is then in the Bank’s possession or control (or in the possession or control of any third party acting on the Bank’s behalf). The Fund authorizes the Bank, in the Bank’s sole discretion, at any time to charge any overdraft or indebtedness, together with interest due thereon, against any balance of account standing to the credit of the Fund on the Bank’s books.

15. Limitation of Liability.

15.1. Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the “Indemnified Parties”) be liable to the Fund or any third party, and the Fund shall indemnify and hold the Bank and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a “Claim”) arising as a result of any act or omission of the Bank or any Indemnified Party under this Agreement, except for any Claim resulting solely from the negligence, willful misfeasance or bad faith of the Bank or any Indemnified Party. Without limiting the foregoing, neither the Bank nor the Indemnified Parties shall be liable for, and the Bank and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

(a) Any act or omission by the Bank or any Indemnified Party in good faith reliance upon the terms of this Agreement, any Director’s Certificate, Proper Instructions, resolution of the Board, telegram, telecopier, notice, request, certificate or other instrument reasonably believed by the Bank to be genuine;

(b) Any act or omission of any subcustodian selected by or at the direction of the Fund (though if a subcustodian is selected by the Bank, the Bank shall indemnify the Fund to the extent described in Section 14.2 herein);

(c) Any act or omission of any Foreign Custody Manager other than the Bank or any act or omission of any Eligible Foreign Custodian if the Bank is not the Foreign Custody Manager;

(d) Any Corporate Action, distribution or other event related to Portfolio Securities which, at the direction of the Fund, have not been registered in the name of the Bank or its nominee;

(e) Any Corporate Action as described in Section 6.3 herein requiring a Response for which the Bank has not received Proper Instructions or obtained actual possession of all necessary Securities, consents or other materials by 5:00 p.m. on the date specified as the Response Deadline;

(f) Any act or omission of any European Branch of a U.S. banking institution that is the issuer of Eurodollar CDs in connection with any Eurodollar CDs held by such European Branch;

(g) Information relied on in good faith by the Bank and supplied by any Authorized Person in connection with the calculation of (i) the net asset value and public offering price of the shares of capital stock of the Fund or (ii) the Yield Calculation; or

(h) Any happenings or events that cannot be controlled or contained by such party, including but not limited to acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation.

15.2. Notwithstanding anything to the contrary in this Agreement, in no event shall the Bank or the Indemnified Parties be liable to the Fund or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

16. Termination.

16.1. The term of this Agreement shall continue through January 1, 2014 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, this Agreement shall automatically continue in full force and effect until either party terminates this Agreement on at least six (6) months’ prior written notice to the other party.

(a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within forty-five (45) days of receipt of such notice.

(b) If a majority of the Board of Directors reasonably determines that the performance of the Bank under this Agreement does not meet industry standards, written notice of such determination setting forth the reasons for such determination shall be provided to the Bank. In the event the Bank shall not, within forty-five (45) days thereafter, cure identified deficiencies to the reasonable satisfaction of the Board of Directors, the Fund, with the authorization of the Board, may terminate this Agreement.

16.2. In the event of the termination of this Agreement, the Bank will immediately upon receipt or transmittal, as the case may be, of notice of termination, commence and prosecute diligently to completion the transfer of all cash and the delivery of all Portfolio Securities duly endorsed and all records maintained under Section 11 to the successor custodian when appointed by the Fund. The obligation of the Bank to deliver and transfer over the assets of the Fund held by it directly to such successor custodian will commence as soon as such successor is appointed and will continue until completed as aforesaid. If the Fund does not select a successor custodian within ninety (90) days from the date of delivery of notice of termination the Bank may, subject to the provisions of subsection 16.3, deliver the Portfolio Securities and cash of the Fund held by the Bank to a bank or trust company of the Bank’s own selection which meets the requirements of Section 17(f)(1) of the 1940 Act and has a reported capital, surplus and undivided profits aggregating not less than $2,000,000, to be held as the property of the Fund under terms similar to those on which they were held by the Bank, whereupon such bank or trust company so selected by the Bank will become the successor custodian of such assets of the Fund with the same effect as though selected by the Board. Thereafter, the Bank shall be released from any and all obligations under this Agreement.

16.3. Prior to the expiration of ninety (90) days after notice of termination has been given, the Fund may furnish the Bank with an order of the Fund advising that a successor custodian cannot be found willing and able to act upon reasonable and customary terms and that there has been submitted to the shareholders of the Fund the question of whether the Fund will be liquidated or will function without a custodian for the assets of the Fund held by the Bank. In that event the Bank will deliver the Portfolio Securities and cash of the Fund held by it, subject as aforesaid, in accordance with one of such alternatives which may be approved by the requisite vote of shareholders, upon receipt by the Bank of a copy of the minutes of the meeting of shareholders at which action was taken, certified by a Fund Director and an opinion of counsel to the Fund in form and content satisfactory to the Bank. Thereafter, the Bank shall be released from any and all obligations under this Agreement.

16.4. The Fund shall reimburse the Bank for any reasonable expenses incurred by the Bank in connection with the termination of this Agreement, except for those expenses incurred due to the Bank’s negligence or willful misconduct in performing the services herein.

16.5. At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as custodian.

17. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Bank and its affiliates may report and use nonpublic portfolio holdings information of its clients, including the Fund, on an aggregated basis with all or substantially all other client information and without specific reference to the Fund.

18. Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and delivered via (i) United States Postal Service registered mail, (ii) telecopier with written confirmation, (iii) hand delivery with signature to such party at its office at the address set forth below, namely:

(a)	In the case of notices sent to the Fund to:

MassMutual Barings Cayman Global Dynamic

Asset Allocation Fund I, Ltd.

c/o Maples Corporate Services Limited

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

With	a copy to:

MassMutual Premier Funds

1295 State Street

Springfield, MA 01111

Attention: Clerk of the Funds

(b)	In the case of notices sent to the Bank to:

State Street Bank and Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, Massachusetts 02117-9130

Attention: MassMutual Client Manager

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette

P.O. Box 5049

Boston, MA 02206-5049

Attention: Mutual Funds Legal Department

or at such other place as such party may from time to time designate in writing.

19. Amendments. This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties.

20. Parties. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Fund without the written consent of the Bank or by the Bank without the written consent of the Fund, authorized and approved by its Board; and provided further that termination proceedings pursuant to Section 16 hereof will not be deemed to be an assignment within the meaning of this provision.

21. Governing Law. This Agreement and all performance hereunder will be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

23. Entire Agreement. This Agreement, together with its Appendices, constitutes the sole and entire agreement between the parties relating to the subject matter herein and does not operate as an acceptance of any conflicting terms or provisions of any other instrument and terminates and supersedes any and all prior agreements and undertakings between the parties relating to the subject matter herein.

24. Limitation of Liability. The Bank agrees that the obligations assumed by the Fund hereunder shall be limited in all cases to the assets of the Fund and that the Bank shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or shareholders of the Fund.

25. Additional Funds. [Reserved]

26. Additional Portfolios. [Reserved]

27. Several Obligations of the Portfolios. [Reserved]

28. Regulation GG. Each Fund hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). Each Fund hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Bank pursuant to this Agreement or otherwise between or among any party hereto.

29. Data Privacy. The Bank will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Funds’ shareholders, employees, directors and/or officers that the Bank receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

30. Representations and Warranties. The Fund represents and warrants to the Bank that the aggregate interest in any class (or similar designation, if any) of shares of the Fund held by benefit plan investors (as such term is interpreted under The Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) shall not at any time equal or exceed 25% of the outstanding shares of such class (or similar designation, if any) without the prior written consent of the Bank and the Fund shall not, without the prior written consent of the Bank, permit the assets of the Fund to be deemed assets of an employee benefit plan which is subject to ERISA. The Fund acknowledges and agrees that the Bank shall not grant its consent in either of the foregoing circumstances unless and until (i) the Fund has entered into an amendment to this Agreement in form and substance satisfactory to the Bank and (ii) the Fund’s investment manager has (x) provided the Bank with satisfactory evidence of its compliance with the requirements of the aforementioned amendment to this Agreement and (y) executed and delivered to the Bank an Indemnification and Contribution Agreement, in form and substance satisfactory to the Bank. If for any reason the Fund, the investment manager or any other third-party agent of the Fund breaches or otherwise fails to comply with the provisions of this Section 15(g), this Agreement may be terminated immediately and without prior notice by the Bank.

Each of the Bank and the Fund hereby represents and warrants to the other party hereto that (a) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (b) it has the requisite power and authority under applicable law and its Governing Documents to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) this Agreement constitutes its legal, valid, binding and enforceable agreement; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of such party or any law or regulation applicable to it.

31. 1940 Act. The Fund is a subsidiary of an entity registered with the Securities and Exchange Commission as an investment company under the 1940 Act. The rights and obligations of the parties under this Agreement shall be determined for all purposes as if the Fund were itself so registered and entitled to the benefits thereof.

32. Any services performed in Massachusetts, USA, by or on behalf of the Bank under this Agreement shall be limited to those activities which are identified in the Massachusetts Commissioner of Revenue’s Letter Ruling 01-4 as not subjecting a foreign company to taxation in Massachusetts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

MASSMUTUAL BARINGS CAYMAN GLOBAL DYNAMIC ASSET ALLOCATION FUND I, LTD.

By:	/s/ Richard J. Byrne
Name:	Richard Byrne
Title:	Director

REMOTE ACCESS SERVICES ADDENDUM TO CUSTODIAN AGREEMENT

ADDENDUM to that certain Custodian Agreement dated as of November 14, 2011 (the “Custodian Agreement”) between MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I, Ltd. (the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and/or utilizes proprietary or third-party accounting and other systems in conjunction with the services that State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its ownership and/or control that it makes available to its customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third-party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third-party vendors for use of the System and access to the Remote Access Services. The Customer is responsible for any use and/or misuse of the System and Remote Access Services by its Authorized Designees. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by the Customer or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Limit of Liability

IN NO EVENT SHALL THE CUSTOMER OR STATE STREET BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS ADDENDUM.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties. The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third-party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third-party vendors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street's databases, including data from third-party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance, copy or otherwise create derivative works based upon the System; nor will the Customer or Customer’s Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third-party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third-party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and the Customer and its Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third-party vendors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD-PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at its option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by the Customer under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding, cooperates with State Street in the defense of such claim or proceeding and allows State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street's sole option, to (i) procure for the Customer the right to continue using the State Street proprietary system (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to the Customer for the matters described in this section.

Termination

Either party to the Custodian Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days' prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days' notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of the custodian agreement applicable to the Customer. The Customer’s use of any third-party System is contingent upon its compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third-party System. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes the entire understanding of the parties to the Custodian Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By its execution of the Custodian Agreement, the Customer: (a) confirms to State Street that it informs all Authorized Designees of the terms of this Addendum; (b) accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum; and (c) confirms that State Street is entitled to the benefit of all indemnities under the Custodian Agreement with regard to any failure of the Customer or any of its Authorized Designees to abide by the terms of this Addendum.

Appendices

Appendix A	Class Action Services

Appendix B	Repo Custodians

Appendix A

TO

MASTER CUSTODIAN AGREEMENT

Class Action Filing Service

Each of the entities which is or may become a party to the Custodian Agreement (as defined below) (the “Client”) and STATE STREET BANK AND TRUST COMPANY, a bank and trust company organized under the laws of The Commonwealth of Massachusetts, with an office at One Lincoln Street, Boston, MA 02111 (“State Street”) agree as follows:

INTRODUCTION:

Pursuant to the Class Actions Services Selection Form (as defined below) attached as Annex I, the Client may request State Street to transmit information and notices it receives as Custodian for the securities held for the account of the Client pursuant to the Custodian Agreement (as defined below) and file proofs of claim in connection with class actions involving the Client’s U.S. Securities (as defined below). State Street is willing to carry out such transmission and filing on the terms set out in this Appendix B, including the Class Actions Services Selection Form. In the event of inconsistent terms, the terms and conditions contained in this Appendix B shall prevail over those contained in the Custodian Agreement with respect to the Service (as defined below).

IT IS AGREED:

1.	Interpretation

1.1	In this Appendix B, unless the context otherwise requires:

“Business Days” means those days on which The New York Stock Exchange is open for regular trading.

“Class Actions Services Selection Form” means that form annexed hereto as Annex I, as such may be amended by the parties hereto in writing.

“Custodian Agreement” means that certain custodian contract dated November 14, 2011 between each entity that is or becomes a party thereto and State Street (as amended, modified or supplemented from time to time).

“Service” means the transmission, in accordance with the Class Actions Services Selection Form, of all written information actually received by State Street in its capacity as Custodian under the Custodian Agreement regarding any U.S. class action or other U.S. litigation in connection with the U.S. Securities then held, or previously held during the term of the Custodian Agreement by the Custodian for the account of the Client, including, but not limited to, opt-out notices and proof of claims forms, and, to the extent State Street has such information in its capacity as Custodian for the Client under the Custodian Agreement, the filing of proofs of claim in connection with such class actions.

“Term” has the meaning set forth in Section 6 of this Appendix B.

“U.S. Securities” means portfolio assets of the Client for which State Street is serving as Custodian for the Client pursuant to the Custodian Agreement and which are securities or other assets issued in the United States of America that are (i) the subject of litigation within the jurisdiction of the U.S. court system, and (ii) held, or that have been held during the term of the Custodian Agreement by State Street in its capacity as Custodian for the account of the Client, which assets have not been merged into another fund not covered by this Amendment.

1.2	General

(a)	A reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(b)	The singular includes the plural and vice versa.

(c)	The word “person” includes, without limitation, an individual, a firm, an investment company, a body corporate or an unincorporated association.

(d)	The headings in this Amendment are for convenience only and shall not affect its interpretation.

2.	Appointment

The Client appoints State Street to act as its agent with respect to the Client for purposes of the Service for the Term and on the terms set out in this Amendment. Subject to receiving a duly completed and signed Class Actions Services Selection Form and a Limited Power of Attorney (Annex II), State Street accepts such appointment and agrees to render the Service according to the terms set out in this Appendix B.

3.	Service

State Street agrees to provide the Service as soon as reasonably practicable subject to the terms of this Appendix B. The Client acknowledges that State Street can only notify the Client of relevant class actions when State Street has received notice of the class action and, after a reasonable opportunity to investigate, when State Street’s records as Custodian show that the Client is, or has been, a holder of the relevant U.S. Securities during the identified class action period. For avoidance of doubt, if a Client’s assets of U.S. Securities are transferred to another entity not covered by this Appendix B through merger or reorganization, then State Street shall have no responsibility to so transmit any information or file claims regarding class action suits relating to U.S. Securities for the Client.

State Street may only file claims on behalf of the Client on eligible positions held by it in its capacity as Custodian during the identified class action period. State Street will not file any claims for positions held by any other custodian.

4.	Charges

State Street shall be entitled to reasonable compensation for providing the Service to the Client, as agreed upon from time to time between the Client and State Street.

5.	Responsibility and Liability

With respect to the provisions of this Appendix B, the Client agrees and acknowledges the following:

5.1	As the Client’s agent, State Street will provide reasonable support in liaising with the class action administrator to resolve any queries arising from the Client’s participation in the class action. While State Street anticipates that it will be able to provide such support based on information already in its possession, the Client agrees to provide State Street with supporting information and documentation as State Street may reasonably require from time to time in connection herewith. State Street shall have no liability to the Client for any actions or omissions in connection with this paragraph if State Street is unable to obtain necessary supporting information and documentation from the Client to enable it to file the appropriate proof of claim.

5.2	The Client acknowledges that in relation to any proof of claim to be filed by State Street on behalf of the Client with respect to a class action, as indicated on State Street’s specific notification, it is important that only one claim is made on the Client’s behalf. Therefore, the Client acknowledges that it is responsible to ensure that there is no duplication of claims and will ensure that where a proof of claim is to be or is submitted by State Street pursuant to the terms of this Appendix B, no other party shall file a proof of claim for participation by the Client in the same eligible class action claim. The Client understands that duplication of claims could result in both claims being rejected and that State Street will have no responsibility should such duplication of claims occur. Should a third party be making a claim on the Client’s behalf, the Client will instruct State Street not to file a claim for the client in the relevant class action.

5.3	All warranties, representations, terms or duties express or implied by statute or otherwise in relation to the Service are hereby excluded, except those which by statute cannot be excluded.

5.4	In performing the Service and acting on the Client’s instructions, State Street is providing an administrative service and is not acting in a fiduciary capacity. The decision to participate in a class action through the filing of a proof of claim is solely the portfolio management responsibility of the Client.

5.5	The performance of the Service under this Amendment does not result in State Street assuming any of the obligations of the Client, its investment managers, any custodian or any other agent.

5.6

State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or wilful misconduct of State Street, its officers or employees. State Street shall be kept indemnified by the Client for any action taken or omitted by it in good faith without gross negligence. Instructions to State Street hereunder shall be provided in a manner consistent with the provisions of Section 9 of the Custodian Agreement and shall be deemed “Proper Instructions”.

5.7	State Street shall have no liability for any indirect, consequential, incidental, special, punitive or exemplary loss, damage or expense in contract, tort or other form of action arising out of or in connection with the Service even if State Street has been advised of the possibility or likelihood of the same occurring.

5.8	Notwithstanding anything contained in this Appendix B or the Custodian Agreement to the contrary, State Street's cumulative liability under this Appendix B, in any event, for each calendar year with respect to the Client regardless of the form of action or legal theory shall be limited to its total annual compensation earned for the Service provided to the Client and fees payable hereunder for the Service during the preceding calendar year, or such other amount as the parties shall determine in a separate writing. In the case of a preceding calendar year which is not a full year, such amount shall be for the effective period. This shall be the sole remedy of Client for any loss or damage resulting from State Street’s performance or non-performance of its duties under this Appendix B with respect to the Service.

5.9	State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Amendment arising out of or caused, directly or indirectly, by events of force majeure.

5.10	Without limiting the generality of the foregoing, to the extent that any filing or other information is transmitted or received via Web-based or Internet services, State Street makes no representation or warranty that such transmission or receipt of information will be uninterrupted or error-free or that such information shall remain private and confidential. State Street has no control over the Internet and cannot guarantee that unauthorized parties may not be able to decrypt encrypted messages. Accordingly, in no event shall State Street be liable for any loss, damage, expense or other harm or injury arising out of (i) the performance or non-performance of the Internet or network services used in connection with the transmission or receipt of information over the Internet, including without limitation, the receiving party's Internet service provider or browser or any other software or (ii) the unauthorized interception or decryption of information transmitted or received via the Internet or network services.

5.11	After the termination of this Appendix B in accordance with Section 6 below, State Street shall have no responsibility to file any proofs of claim for class actions previously notified to the Client or received after such termination and, accordingly, State Street shall have no further responsibility to provide the Service herein to the Client after such termination.

In the event that State Street receives written notice that the Client no longer desires the Service, but the Custodian Agreement remains in full force and effect, State Street shall transmit to the Client all written information received by State Street regarding any class action or other litigation in connection with U.S. Securities, including, but not limited to, opt-out notices and proof-of-claim forms. For avoidance of doubt, upon and after the effective date of any termination of the Custodian Agreement, the Custodian shall have no responsibility to so transmit any such information.

6.	Term and Termination

This Appendix B shall become effective as of the date State Street receives the duly completed and signed Class Actions Services Selection Form and shall continue in full force and effect until (i) State Street receives written notice that the Client no longer desires the Service or (ii) the Custodian Agreement is terminated, whichever is the sooner (the “Term”).

For the avoidance of doubt, this Amendment shall terminate immediately upon the termination of the Custodian Agreement, regardless of the reason for the termination, and State Street shall have no further obligations to the Client to provide the Service hereunder.

7.	Notices

Notices and other communications to be given by one party to the other under this Appendix B shall be addressed to the receiving party at the address below, or to such other address or number as that party may from time to time specify in writing to the other for the purpose.

if to State Street at:	State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171
Attn: Arthur R. Pelissier, Vice President

with a copy to:	State Street Bank and Trust Company
200 Clarendon Street
Boston, Massachusetts 02116
Attention: MassMutual Client Manager
Fax No.: 617-937-6033
Phone No.: 617-937-3911
if to Client:
MassMutual Barings Cayman Global Dynamic
Asset Allocation Fund I, Ltd.
c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands

With a copy to:

MassMutual Premier Funds
1295 State Street

Springfield, MA 01111
Attention: Clerk of the Funds

8.	Miscellaneous

8.1	No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Appendix B will operate as a waiver, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy, or the exercise of any other right or remedy. The rights and remedies provided in this Appendix B are cumulative and not exclusive of any rights or remedies provided by law.

8.2	This Appendix B shall not be assignable by either party without the prior written consent of the other party, except that State Street may assign its rights and obligations under this Appendix B to an affiliate. Any successors or assignees of the Client or State Street shall be bound by this Appendix B.

8.3	Telephone conversations between the parties and their employees and agents may be recorded (without the use of a warning notice or tone) and used as evidence in the event of a dispute.

8.4	This Appendix B may be amended only by written agreement between the parties.

8.5	This Appendix B may be executed in separate counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

8.6	This Appendix B constitutes the complete and exclusive agreement of the parties with regard to the Service. It supersedes and terminates as of its effective date, all prior oral or written agreements, arrangements or understandings between the parties relating to the Service.

9.	Governing Law and Jurisdiction

This Appendix B and the construction performance and validity of it shall be governed by the laws of The Commonwealth of Massachusetts without regard to its conflict-of-law principles.

ANNEX I

STATE STREET BANK AND TRUST COMPANY

CLASS ACTIONS SERVICES SELECTION FORM

CLIENT NAME:
MassMutual Barings Cayman Global Dynamic
Asset Allocation Fund I, Ltd.
c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands

DATE:                     November 14, 2011

CLASS ACTION NOTICES

Please select from the options listed below if you would like written notices relating to class actions forwarded to you by State Street Bank and Trust Company (“State Street”). Such notices would include only those which are received by State Street from its agents or subcustodians or from issuers of securities currently or formerly held in your account(s) while a customer of State Street.

XDO NOT FORWARD any class action notices

☐FORWARD all class action notices to the following party:

Attention:

FILING FOR PARTICIPATION IN CLASS ACTIONS

If you want State Street to file or take any other action on your behalf for participation in any U.S. class actions in connection with U.S. securities currently or previously held in your account, you must direct State Street. Fees for this service will be as agreed to from time to time by you and State Street. You may establish a standing instruction by selecting the first option below or you may direct State Street on a case by case basis. Directions on a case-by-case basis must be received 10 business days* prior to the deadline for filing or taking other action as stated in the relevant materials and in accordance with the terms of Appendix B to the Custodian Agreement with State Street. Please note that if you do elect to have State Street file on your behalf, we will NOT file for you to be lead plaintiff in any class action lawsuits or to be excluded from a class for any particular class action without your express prior direction. State Street will not file on your behalf without a valid direction. If you wish to have another party file on your behalf to participate in any class action, State Street may provide such transaction records as may be required, subject to the fees agreed to from time to time. If State Street files a class action claim on your behalf and any proceeds are realized therefrom, the proceeds will be applied back to the affected fund.

ERISA TRUST CLIENTS ONLY: please note that any standing instruction set forth below will not apply to class actions involving employer securities (as defined in ERISA section 407) held in any

ERISA trusts. State Street will require an independent direction should you choose to participate or not participate in any such class actions.

*Requests	received with less than 10 business days notice will be processed on a reasonable efforts basis

Please choose one of the following:

XFile on my behalf to participate in all U.S. class actions for which you reasonably believe I may be eligible. Your filing determination shall be based solely upon your own records of securities currently or previously held in my account(s) at State Street without any further review or inquiry by you. State Street is hereby authorized to submit any such filings or data required for any filings electronically, including via e-mail, where possible.

☐Do not file on my behalf for any class actions. You will be directed as described above when and if you are requested to file on my behalf.

☐Do not file on my behalf for any class actions, but forward transaction records to the following party:

LIMITATION ON LIABILITY

The Service provided by State Street shall be defined in and be governed by Appendix B to the Custodian Agreement and this Class Action Services Selection Form.

State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of State Street, its officers or employees. State Street shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys fees) arising out of any act or failure to act hereunder. In any event, State Street’s cumulative liability during each calendar year relating to any class action services, regardless of the form of action or legal theory shall be limited in amount as Client and State Street from time to time agree. This shall be the sole remedy of Client for any loss or damage resulting from State Street’s performance or non-performance of its duties under the Agreement with respect to the Service. State Street shall not be responsible or liable for any failure or delay in performance of its obligations under the Agreement arising out of or caused, directly or indirectly, by events of force majeure.

Without limiting the generality of the foregoing, to the extent that any filing or other information is transmitted or received via Web-based or Internet services, State Street makes no representation or warranty that such transmission or receipt of information will be uninterrupted or error-free or that such information shall remain private and confidential. State Street has no control over the Internet and cannot guarantee that unauthorized parties may not be able to decrypt encrypted messages. Accordingly, in no event shall State Street be liable for any loss, damage, expense or other harm or injury arising out of (i) the performance or non-performance of the Internet or network services used in connection with the transmission or receipt of information over the Internet, including without limitation, the receiving party's Internet service provider or browser or any other software or (ii) the unauthorized interception or decryption of information transmitted or received via the Internet or network services.

STANDING INSTRUCTIONS

State Street is hereby instructed to implement the procedure(s) in regard to class actions notices and filings as specified herein. These standing instructions shall supersede all prior directions relating to class actions and shall remain in effect until otherwise modified or until the termination of any custodian or trust agreement applicable to you.

/s/ Richard J. Byrne
Signature
Richard Byrne, Director
Title

ANNEX II

LIMITED POWER OF ATTORNEY

MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I, Ltd. (“Client”) does hereby grant a limited power of attorney to State Street Bank and Trust Company (“Agent”) or any of its directors, officers or employees (from time to time duly appointed or authorized in writing by Agent for the purposes herein, the certificate of Agent of such appointment to be final and conclusive) to be Client's attorney or attorneys for and in the name of Client or otherwise, with full powers of substitution from time to time, to sign and execute all documents relating to class action lawsuits and to perform all acts and things Agent considers expedient or necessary for Client’s participation in class action lawsuits.

Client does hereby declare that each and every receipt, deed, matter and thing which shall be given, made, executed or done by the attorney for the purposes hereunder shall be as good, valid and effectual to all intents and purposes as if the same had been signed, sealed, delivered, given, made, or done by Client.

Client does hereby further undertake at all times to ratify whatever the attorney shall lawfully do or cause to be done in or concerning the premises by virtue of this power of attorney.

NAME OR LEGAL ENTITY OR ENTITIES:

MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I, Ltd.

/s/ Richard J. Byrne
By:	Richard Byrne
Title:	Director
Date:	November 14, 2011

APPENDIX C

Dated: November 14, 2011

to

Custodian Agreement

between

State Street Bank and Trust Company and

MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I, Ltd.

TRI-PARTY REPO CUSTODIAN BANKS

J.P. Morgan Chase Bank, N.A.

The Bank of New York Mellon